AMENDMENT NO. 1
TO THE
AGREEMENT AND PLAN OF REORGANIZATION
______________

This AMENDMENT NO. 1 (this “Amendment”), dated as of October 5, 2012, to the Agreement and Plan of Reorganization, dated as of May 28, 2012 (the “Merger Agreement”), is by and between Trustmark Corporation, a Mississippi corporation (“Buyer”), and BancTrust Financial Group, Inc., an Alabama corporation (the “Target”).

WHEREAS, Section 10.5 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein; and

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions; References.  Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement.  Each reference to “herein,” “hereunder,” “hereby” and “this Agreement” shall, from and after the date hereof, refer to the Merger Agreement as amended by this Amendment.

ARTICLE II

AMENDMENTS TO MERGER AGREEMENT

Section 2.1 Section 1.3 (Effective Time).  Section 1.3 of the Merger Agreement is hereby amended by deleting the second sentence in its entirety and replacing it with the following:  “Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on the later of (a) the fifth business day following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing), and (b) January 25, 2013.”

Section 2.2 Section 9.1(c) (Termination).  Section 9.1(c) of the Merger Agreement is hereby amended by deleting the words “December 31, 2012” and replacing them with “February 28, 2013”.

ARTICLE III

MISCELLANEOUS

Section 3.1 No Further Amendment.  Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect.  This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

Section 3.2 Effect of Amendment.  This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby.  From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

Section 3.3 Governing Law.  The parties hereto expressly agree that all the terms and conditions hereof shall be governed by and construed and enforced in accordance with, the laws of the State of Mississippi applicable to agreements made and to be performed entirely therein.

Section 3.4 Separability Clause.  In case any one or more of the provisions contained in this Amendment should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby.

Section 3.5 Counterparts.  This Amendment may be simultaneously executed in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute one and the same instrument.

Section 3.6 Headings.  The descriptive headings of the several Articles and Sections of this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each party hereto as of the date first above written.

TRUSTMARK CORPORATION

By:	/s/ Gerard R. Host
Name: Gerard R. Host
Title: President and Chief Executive Officer

BANCTRUST FINANCIAL GROUP, INC.

By:	/s/ W. Bibb Lamar, Jr.
Name: W. Bibb Lamar, Jr.
Title: President and Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Reorganization